Exhibit 10.3

Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Master Terms and Conditions of Sale

(Illumina Advantage Products)

These MASTER TERMS AND CONDITIONS OF SALE (these “Terms”) are entered into effective as of May 28, 2019 (the “Effective Date”) by and between Illumina, Inc., a Delaware corporation with a business address at 5200 Illumina Way, San Diego, California 92122 (together with its Affiliates, “Illumina”), and Adaptive Biotechnologies Corporation, a Washington corporation with a business address at 1551 Eastlake Avenue East, Suite 200, Seattle, Washington 98102 (together with its Affiliates, “Adaptive”). Illumina and Adaptive are collectively referred to as the “Parties”, and each individually as a “Party”. For purposes of these Terms, the term “Affiliate” means, with respect to a Party, any entity directly controlling, controlled by, or under common control with such Party, for only so long as that control exists. For purposes of this definition, “control” means (a) in the case of a corporate entity, direct ownership of at least fifty percent of the stock or shares having the right to vote (or whatever lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) for the election of directors of the entity, or (b) in the case of an entity that is not a corporate entity, the possession of the power to direct, or cause the direction of, the management or policies of the entity, whether through the ownership of voting securities, by contract, or otherwise. The terms “controlling,” “controlled by”, and “under common control with” have meanings comparable to the foregoing definition of “control”.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.

Definitions. “Advantage Consumables” means those Consumables that are designated with the prefix “TG” in their catalogue number or product name. “Approved” means that a Product has, by appropriate regulatory authorities in the territory in which it is marketed, been approved, registered, licensed, cleared, certified, or otherwise determined to be able to be lawfully marketed as an IVDor Laboratory Developed Test in such territory. “Clinical Use” means use of the Product to perform testing of human samples and specimens (i) using [***], or (ii) using an [***], where such use is Approved by the appropriate regulatory authorities, or may otherwise be marketed under applicable law, [***] and in the case of both (i) and (ii), specifically excluding Excluded Uses. “Collection Territory” means the country or countries from which samples and specimens may be collected for testing by Purchaser for Clinical Use. “Consumable(s)” means Seller branded reagents and consumable items that are intended by Seller to be consumed through the use of Hardware. Consumables are either Advantage Consumables or Temporary Consumables. All references in these Terms to Consumables means both Advantage Consumables and Temporary Consumables unless specified otherwise. “Consumable Kit(s)” means individual boxes containing Advantage Consumables. “Documentation” means Seller’s user manual, package insert, and similar technical documentation, for the Product in effect on the date that the Product ships from Seller. Documentation may be provided with the Product at time of shipment or provided electronically from Seller. “Excluded Use” means any use that (a) is a use of the Consumables to perform NIPT, or (b) is a use of a Consumable as, or as a component of [***]. “Facility” means 1551 Eastlake Avenue East, Suite 200, Seattle, Washington 98102, or such other facilty as agreed to in writing by the Parties in a mutually signed written amendment to these Terms. “Hardware” means Seller-branded hardware instruments, accessories, or peripherals purchased by Purchaser. “External IVD Kit” means a medical device that is used [***], where such use is Approved by the appropriate regulatory authorities, or may otherwise be marketed under applicable law [***]. “NIPT” means non-invasive prenatal testing and includes without limitation all testing of nucleic acids of fetal or placental origin present in maternal tissue (including maternal blood and blood components). “OTS Consumables” are comprised of the Advantage Consumables referenced at http://www.illumina.com/IAOTS that are generally commercialized in the Territory and subject to the maximum order quantities stated thereon. “Product(s)” means the Consumables acquired hereunder. “Purchaser” means the Adaptive entity acquiring the Product, with the intent to use the Product, from (i) Seller or (ii) Seller’s authorized distributor or reseller. “Seller” means the Illumina entity selling the Product. Seller is identified in the order acknowledgment. “Specifications” means Seller’s written technical specifications for the Consumables, or

1 Master Terms and Conditions of Sale (Illumina Advantage Products)

Certain information, as identified by [***], has been excluded from this agreement because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Consumable Kit, as applicable, in effect on the date that the Product ships from Seller. “Temporary Consumables” means those Consumables that are not designated with the pre-fix “TG” in their catalogue number or product name and that Illumina has authorized in writing for Purchaser to purchase for use under these Terms. “Territory” means the country or countries to which the Products are shipped, as applicable.

2.

Purchase of Product. Purchases and sales of Products shall occur under these Terms. For each such purchase and supply, Purchaser shall issue a purchase order for the requested Product, and Seller shall confirm or reject such order within Seller’s standard purchase order review times. Once Seller provides its order confirmation to Seller, the order will be binding and subject to these Terms. Purchaser may only place orders for Products under these Terms; other products of Seller not included within the term “Products” shall be subject to different terms and conditions to be separately negotiated between the Parties.

3.

Rights to Products upon Purchase. Subject to these Terms, Purchaser is granted a non-exclusive, non-transferable, personal, non-sublicensable right under Seller’s Core IP to use Consumables for Clinical Use (only on samples from the Collection Territory) and for research use, both only with Hardware in Purchaser’s Facility and in accordance with the Consumables’ Specifications and Documentation, excluding all Excluded Uses. Except as expressly stated in this Section, no right or license under any intellectual property rights of Seller or Seller’s Affiliates is or are granted, expressly, by implication, or by estoppel, to Purchaser and any such rights are expressly reserved to Seller and its Affiliates. Purchaser agrees that the contents of and methods of operation of the Products are proprietary to Seller and the Products contain or embody trade secrets of Seller. “Core IP” means the intellectual property owned or controlled by Seller and Seller’s wholly-owned Affiliates, as of the date the Product ships, that pertain to or cover aspects or features of the Product (or use thereof) that are common to the Product in all applications and all fields of use, but does not include intellectual property that pertains to or covers aspects or features of the Products (and use thereof) only with regard to specific field(s) or specific application(s).

Purchaser is solely responsible for determining whether Purchaser has all intellectual property rights that are necessary for Purchaser’s intended uses of the Product.

4.

Product Restrictions. The conditions and restrictions found in these Terms are bargained for conditions of sale and therefore control the sale of and use of the Products by Purchaser. Consumables and Hardware were specifically designed and manufactured to operate together. Purchaser acknowledges and agrees it will only use Consumables with the Hardware. Purchaser is not granted any right under these Terms to (i) manufacture, or have manufactured, any reagent, consumable, or substitute therefor, for use in place of a Consumable or for its own use, or (ii) market or place on the market, distribute, offer to sell, or sell any kit or product, including any in-vitro diagnostic kit based on, incorporating or for use with the Products. Purchaser agrees: (i) to only use the Product in accordance with the Product’s Documentation and Specifications, including for Clinical Use, (ii) to use each Consumable only one time, and (ii) to use only Seller Consumables with Seller Hardware, and (iii) not to, nor authorize any third party to, use the Products as described in any Excluded Uses. The limitations in (i)-(ii) in the immediately preceding sentence do not apply if the Documentation or Specifications for the Product expressly state otherwise.

5.

Regulatory. The Product is labeled with a For Research Use Only, or similar labeling statement and is not Approved for use in diagnostic procedures. Purchaser acknowledges that (i) the Product has not been Approved by the United States Food and Drug Administration (“FDA”) or any other regulatory entity whether foreign or domestic for any specific intended use, whether research, commercial, diagnostic, or otherwise, and (ii) Purchaser must ensure it has any regulatory clearances/approvals that are necessary for Purchaser’s intended uses of the Product. Purchaser shall promptly disclose to Seller any regulatory clearances/approvals, adverse events, or recalls related to Product. Purchaser shall comply with all applicable laws and regulations when using, maintaining, and disposing of Product. If Seller discontinues sale of any Product to Purchaser, or otherwise discontinues any Product, and Seller makes available for purchase by Purchaser a product or combination of products that is substantially equivalent as relevant to Purchaser’s use in then-current assay to the Product no longer available for purchase by Purchaser and has the required regulatory status, then Purchaser will transition to the use of that product or combination of products and cease using the applicable Product for that application; provided that (a) solely with respect to the substantially

2 Master Terms and Conditions of Sale (Illumina Advantage Products)

equivalent version of [***], the purchase price charged to Purchaser for the replacement product or combination of products shall be no greater than [***]% of the list price for the discontinued Product (at the time of discontinuation) for the remainder of the Term (as defined in Section 18 below), and (b) to the extent practicable under applicable law, Seller will provide [***] notice of the discontinuation and the discontinued Product would be supplied to Purchaser for a duration adequate to demonstrate that the replacement product or combination of products is equivalent to the the discontinued Product as relevant to Purchaser’s use in the then-current assay. To the extent permitted under applicable law, Seller will honor purchase orders for the Products that were accepted prior to such discontinuation.

6.

Limited Liability. EXCEPT FOR INDEMNIFICATION OBLIGATIONS HEREUNDER, BREACHES OF CONFIDENTIALITY HEREUNDER, OR SUCH PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, TO THE EXTENT PERMITTED BY LAW, IN NO EVENT SHALL EITHER PARTY OR SELLER’S SUPPLIERS BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, LOST PROFITS, DATA, OR BUSINESS, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH, WITHOUT LIMITATION, THE SALE OF THE PRODUCT, ITS USE, PERFORMANCE, OR ANY OF THESE TERMS, HOWEVER ARISING OR CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE).

EXCEPT FOR INDEMNIFICATION OBLIGATIONS HEREUNDER, BREACHES OF CONFIDENTIALITY HEREUNDER, OR SUCH PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, TO THE EXTENT PERMITTED BY LAW, SELLER’S TOTAL AND CUMULATIVE LIABILITY TO PURCHASER OR ANY THIRD PARTY ARISING OUT OF OR IN CONNECTION WITH THESE TERMS, INCLUDING WITHOUT LIMITATION, THE PRODUCT (INCLUDING USE THEREOF) AND SELLER’S PERFORMANCE, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, SHALL IN NO EVENT EXCEED THE AMOUNT PAID TO SELLER IN THE PARTICULAR ORDER THAT DIRECTLY CAUSED THE LIABILITY.

7.

Limitations on Warranties. TO THE EXTENT PERMITTED BY LAW AND SUBJECT TO THE EXPRESS PRODUCT WARRANTY MADE IN THESE TERMS, SELLER MAKES NO (AND EXPRESSLY DISCLAIMS ALL) WARRANTIES (EXPRESS, IMPLIED, OR STATUTORY) WITH RESPECT TO THE PRODUCT, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR ARISING FROM COURSE OF PERFORMANCE, DEALING, USAGE, OR TRADE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER MAKES NO CLAIM, REPRESENTATION, OR WARRANTY OF ANY KIND AS TO THE UTILITY OF THE PRODUCT FOR PURCHASER’S INTENDED USES.

8.

Expiry Date; Single Lot Shipments; Kit Lot Testing for Advantage Consumables. Seller shall ensure that Advantage Consumables shall have an expiry date that is no less than [***] at the time of shipment. Expiry date will be pre-printed on the Advantage Consumable packaging. Seller shall ensure each shipment of a given Advantage Consumable includes only such Advantage Consumable manufactured from the same lot. Seller shall use commercially reasonable efforts to test each component reagent supplied under these Terms that comprises a given Advantage Consumable, together with the other component reagents of that Advantage Consumable, to ensure their functionality, unless sufficient data are available to demonstrate that a given component reagent, or component reagents, if quality tested independently, does not affect performance of the Advantage Consumable. Customer may, in its discretion, perform additional quality control testing. Seller shall provide a Certificate of Analysis for each lot of Advantage Consumables sold to Purchaser.

9.

Temporary Consumables. If Seller has an Advantage Consumable available for purchase that is intended by Seller to replace a Temporary Consumable, Seller will give notice of the availability of such Advantage Consumable. Purchaser agrees that (i) it will promptly modify or cancel existing open purchase orders as needed so as to ensure that Purchaser will no longer receive the applicable Temporary Consumable after the date that is [***] days after the date of the notice, unless Purchaser will use such Temporary Consumables only for uses permitted under these Terms, excluding Clinical Use, and (ii) Purchaser will not place additional purchase orders for the applicable Temporary Consumable for Clinical Use after receipt of such notice.

3 Master Terms and Conditions of Sale (Illumina Advantage Products)

Certain information, as identified by [***], has been excluded from this agreement because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

10.

Product Warranty. All warranties are personal to the Purchaser and may not be transferred or assigned to a third-party, including an Affiliate of Purchaser. All warranties are facility-specific and do not transfer if the Product is moved to another facility, unless Seller conducts such move. The warranties described in these Terms exclude any stand-alone third party goods that may be acquired or used with the Products.

a. Warranty for Consumables. Seller warrants that Consumables will conform to their Specifications until the later of (i) for Advantage Consumables, [***] from the date of shipment from Seller, and for Temporary Consumables, [***] from the date of shipment from Seller, or (ii) any expiration date or the end of the shelf-life pre-printed on such Consumable by Seller, but in either event, no later than [***] from the date of shipment.

b. Exclusions from Warranty Coverage. The foregoing warranties do not apply to the extent a non-conformance is due to (i) abuse, misuse, neglect, negligence, accident, improper storage, or use contrary to the Documentation or Specifications, (ii) use that is an Excluded Use, (iii) improper handling, installation, maintenance, or repair (other than if performed by Seller’s personnel), (iv) unauthorized alterations, (v) force majeure events, or (vi) use with a third party’s good (unless the Product’s Documentation or Specifications expressly state such third party’s good is for use with the Product).

c. Procedure for Warranty Coverage. In order to be eligible for repair or replacement under this warranty Purchaser must (i) promptly contact Seller’s support department to report the non-conformance, (ii) cooperate with Seller in confirming or diagnosing the non-conformance, and (iii) return the Product, transportation charges prepaid to Seller following Seller’s instructions, or, if agreed by Seller and Purchaser, grant Seller’s authorized repair personnel access to the Product in order to confirm the non-conformance and make repairs.

d. Sole Remedy under Warranty. Seller will, at its option, repair or replace non-conforming Product that is covered by this warranty, provided that Seller can reasonably identify and confirm such nonconformance. Seller will use commercially reasonable efforts to provide replacement Advantage Consumables in Purchaser’s next scheduled shipment where single lot per shipment can be maintained. In the event replacement Consumables are included as a single lot with the next scheduled shipment, the warranty period for replacement Consumables is equal to that of the rest of the lot. In all other cases, the warranty period for repaired or replaced Consumables is [***] days from the date of shipment or the remaining period on the original Consumables warranty, whichever is later. In no event will the warranty for repaired or replaced Consumables be later than [***] from the date of shipment. The preceding states Purchaser’s sole remedy and Seller’s sole obligations under the warranty.

11.	Indemnification.

a. Indemnification by Seller. Subject to these Terms, including without limitation, the Exclusions to Seller Indemnification Obligations (Section 11(b) below) and the Conditions to Indemnification Obligations (Section 11(d) below), Seller shall (i) defend, indemnify, and hold harmless Purchaser against any third-party claim or action alleging that the Product when used for Clinical Use on samples from the Collection Territory, or for research use, in accordance with these Terms, in accordance with the Documentation or Specifications, where such third-party claim or action could be brought without regard to any specific fields of use or specific applications, infringes the valid and enforceable intellectual property rights of a third party, and (ii) pay all settlements entered into by, and all final judgments and costs (including reasonable attorneys’ fees) awarded against, Purchaser in connection with such infringement claim. If the Product or any part thereof, becomes, or in Seller’s opinion may become, the subject of an infringement claim, Seller shall have the right, at its option, to (A) procure for Purchaser the right to continue using the Product, (B) modify or replace the Product with a substantially equivalent non-infringing substitute, or (C) require the return of the Product and terminate the rights, license, and any other permissions provided to Purchaser with respect the Product and refund to Purchaser the depreciated value (as shown in Purchaser’s official

4 Master Terms and Conditions of Sale (Illumina Advantage Products)

Certain information, as identified by [***], has been excluded from this agreement because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

records) of the returned Product at the time of such return; provided that, no refund will be given for used-up or expired Consumables. This Section states the entire liability of Seller for any infringement of third party intellectual property rights.

b. Exclusions to Seller Indemnification Obligations. For the avoidance of doubt, Seller has no obligation to defend, indemnify, or hold harmless Purchaser for any infringement claim to the extent such infringement arises from: (i) use of the Product for any Excluded Use, (ii) use of the Product in any manner not in accordance with the rights expressly granted to Purchaser under these Terms, (iii) use of the Product in combination with any third party products, materials, or services (unless the Product’s Documentation or Specifications expressly state such third party’s good is for use with the Product), (iv) use of the Product to perform any assay or other process not supplied by Seller (v) Seller’s compliance with specifications or instructions for such Product furnished by, or on behalf of, Purchaser, (vi) Purchaser’s breach of any of these Terms, or (vii) use of stand-alone third party goods that may be acquired or used with the Products (each of (i) – (vii), is referred to as an “Excluded Claim”).

c. Indemnification by Purchaser. Purchaser shall defend, indemnify, and hold harmless Seller, its Affiliates, their non-affiliate collaborators and development partners that contributed to the development of the Product, and their respective officers, directors, representatives, and employees against any claims, liabilities, damages, fines, penalties, causes of action, and losses of any and every kind (including reasonable attorneys fees), including without limitation, personal injury or death claims, and infringement of a third party’s intellectual property rights, resulting from, relating to, or arising out of (i) any Excluded Claim, or (ii) Purchaser’s marketing, sale, and/or provision of services, including without limitation, harm from misdiagnosis, missed diagnoses, and actions or inactions taken as a result of information provided directly or indirectly by Purchaser to patients, physicians, or other entities. Notwithstanding the foregoing, nothing herein shall be deemed to require Purchaser to indemnify Seller, its Affiliates, their non-affiliate collaborators and development partners that contributed to the development of the Product for the negligence or willful misconduct of any such entites.

d. Conditions to Indemnification Obligations. The Parties’ indemnification obligations are conditioned upon the Party seeking indemnification (i) promptly notifying the other Party in writing of such claim or action, (ii) giving the other Party exclusive control and authority over the defense and settlement of such claim or action, (iii) not admitting infringement of any intellectual property right without prior written consent of the other Party, (iv) not entering into any settlement or compromise of any such claim or action without the other Party’s prior written consent, and (v) providing reasonable assistance to the other Party in the defense of the claim or action; provided that, the indemnifying Party reimburses the indemnified Party for its reasonable out-of-pocket expenses incurred in providing such assistance.

12.

Discontinuation/Changes to Consumable Kits. A Consumable Kit may be phased out of production and no longer available and/or there may be a new, reconfigured, or repackaged version of a Consumable that embodies a material change to form, fit or function of such Consumable Kit with respect to its Specifications identified on Seller’s certificate of analysis for such Consumable Kit (“Changed Consumable”). To the extent Seller is aware that Purchaser has purchased affected Consumable Kits within the [***] period prior to the Discontinuation Date or change, Seller will use commercially reasonable efforts to provide to Purchaser [***] prior notice of the discontinuation or change and will make the Changed Consumable Kits available at least [***] prior to the date that the original Consumable Kit is discontinued (“Discontinuation Date”). Upon Purchaser request, Seller may in good faith provide a reasonable quantity of Changed Consumable Kits free of charge to facilitate Purchaser’s validation efforts in support of the change. Use of Changed Consumable Kits is subject to these Terms. Seller will use commercially reasonable efforts to honor accepted purchase orders for shipments of the original Consumable Kits, provided (i) orders are placed prior to or on the Discontinuation Date, and (ii) such shipments are scheduled no later than [***] days after the Discontinuation Date.

5 Master Terms and Conditions of Sale (Illumina Advantage Products)

Certain information, as identified by [***], has been excluded from this agreement because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

13.

Payment Terms. Seller will invoice upon shipment. Subject to Seller’s credit review of Purchaser (following which Seller shall inform Purchaser of applicable payment terms), all payments are due within [***] days of Purchaser’s receipt of an invoice, except that payments in Japan are due within [***] days of Purchaser’s receipt of an invoice. All amounts due shall be paid in U.S. dollars, unless otherwise agreed to in writing by the Parties. If payment is made by wire or other electronic funds transfer, Purchaser is solely responsible for any bank or other fees charged, and will reimburse Seller for any such fees. If any payment is not made on undisputed invoices by the due date Seller may exercise all rights and remedies available by law. Purchaser shall pay for all costs (including reasonable attorneys’ fees) incurred by Seller in connection with the collection of late payments to the extent the outstanding amount was undisputed and actually remained unpaid. Each purchase order is a separate, independent transaction, and Purchaser has no right of set-off against other purchase orders or other transactions with Seller. Any undisputed amounts not paid when due will accrue interest at the rate of [***]% per month, or the maximum amount allowed by law, if lower. The Parties shall resolve all disputed invoices in good faith, including without limitation escalating any issues regarding disputed invoices to senior management who have the authority to resolve such disputes.

14.

Lead Time; Shipping Schedule and Terms; Title and Risk of Loss. Subject to these Terms, if a purchase order for Advantage Consumables is submitted (i) by the fifth business day of the calendar month, the first shipment of Advantage Consumables on the purchase order will be no earlier than [***] days from the date the purchase order is accepted by Seller, and (ii) after the fifth business day of the calendar month, the first shipment of Advantage Consumables on the purchase order will, unless otherwise agreed by Seller and Purchaser, be no later than [***] days from the date the purchase order is accepted by Seller (“Lead Time Requirement”). Notwithstanding the foregoing, the Lead Time Requirement shall not apply to OTS Consumables. Each purchase order for Consumables must include a ship schedule, to be agreed to between Seller and Purchaser prior to Seller accepting that purchase order, that details the quantity of and type of Consumables (on a Consumable-by-Consumable basis) that Purchaser requires to be delivered in each calendar month that is covered by the purchase order. Unless otherwise set forth in writing by Seller or otherwise agreed between the Parties, all shipments are made DAP (Incoterms 2010) at the address designated by Purchaser at the time of ordering, and Purchaser is responsible for freight and insurance, which will be added to the invoice and paid by Purchaser, except that all shipments to member countries of the E.U. are made DDP (Incoterms 2010) at the address designated by Purchaser at the time of ordering. In all cases, title (except for software and third-party software) and risk of loss transfers to Purchaser when Product is made available at such address. All software is licensed and not sold and may be subject to additional terms found in the software end user license agreement.

15.

Taxes. Purchaser agrees that any applicable sales, use, excise, VAT (value added tax), GST (goods and services tax), withholding, and other taxes will be calculated based on both the tax rates in effect on the date of invoice and the ship to address for the Product. Any amounts for tax listed on a quotation, if any, are for reference purposes only and are not binding on Seller. All prices and other amounts payable to Seller are exclusive of and are payable without deduction for any taxes, customs duties, tariffs, or charges hereafter claimed or imposed by any governmental authority upon the sale of Product, all of which will be paid by Purchaser. In the event Seller is required by law or regulation to pay any such tax, duty, or charge, such amount will be added to the purchase price or subsequently invoiced to the Purchaser. For Purchasers in New Zealand, Seller and Purchaser agree that subsection 8(4) Goods and Services Tax Act 1985, as may be amended, does not apply to the Products.

16.

Audits. Purchaser may, at its sole expense, audit Illumina’s operations that pertain to Advantage Components, upon [***] days’ prior written notice, during normal business hours, and no more often than once per calendar year per site unless Purchaser reasonably determines there are quality issues that warrant additional audits based on documented information that suggests that an aspect of Seller’s manufacturing or other operations relating to Advantage Components may materially impact the performance or safety of such Advantage Components (“For-Cause Audit”). Purchaser is responsible for providing its own travel and accommodations. The locations, times, dates, scope, attendees, and goals for such audits must be reasonably agreed upon in writing by the Parties prior to commencement of the audit, and any individuals or entities not covered by these Terms, but involved in such audit, shall be required to sign a mutually agreeable confidentiality agreement. Purchaser will issue, in writing, to Illumina all findings of any such audit within [***] days of the audit. If Purchaser reasonably contends that any audit

6 Master Terms and Conditions of Sale (Illumina Advantage Products)

Certain information, as identified by [***], has been excluded from this agreement because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

indicates that Illumina has not met its obligations under these Terms, Purchaser will provide detailed written notice to Illumina, and the Parties will then discuss the issues set forth in such notice in good faith in order to attempt to resolve such issues.

17.	Confidentiality.

a. Definition. The term “Confidential Information” means the proprietary and confidential information disclosed by on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with these Terms, except any portion of the information that (a) is known to the Receiving Party at the time of the disclosure, as evidenced by its written records or other competent evidence, (b) is disclosed to the Receiving Party by a third person who to the Receiving Party’s knowledge was lawfully in possession of such information and not under an obligation of nondisclosure, (c) is published or generally known to the public, either before or after the date of disclosure through no breach of this Section on the part of the Receiving Party, or (d) is developed by or for the Receiving Party without use or reliance upon the disclosing party’s Confidential Information as evidenced by the Receiving Party’s written records or other competent evidence. Confidential Information includes all information concerning the discussions and negotiations relating to, and the terms and existence of, these Terms.

b. Obligation. In the course of the performance of these Terms and orders hereunder, including potential discussions for orders and additional product to these Terms, the Disclosing Party may disclose Confidential Information to the Receiving Party. Except as permitted by these Terms, the Receiving Party shall not disclose Confidential Information received from the Disclosing Party to any third party, except to its Affiliates, employees, advisors, agents, and consultants (collectively, “Permitted Recipients”) who in the Receiving Party’s judgment, have a need to know such Confidential Information for the purpose of the Receiving Party’s performance of its obligations under these Terms or the enforcement of its rights under these Terms. The Receiving Party shall not, and shall ensure that its Permitted Recipients do not, use the Disclosing Party’s Confidential Information for any purpose except for the purpose of fulfilling the Receiving Party’s performance of its obligations under these Terms or the enforcement of its rights under these Terms. Notwithstanding the foregoing, nothing herein shall be construed as preventing the Receiving Party from disclosing any quotes, pricing terms, or other relevant portions of the Disclosing Party’s Confidential Information in confidence to third parties in connection with and necessary for the planning, negotiation, or implementation of any merger, acquisition, sale of a going concern, securities sale or transfer, financing transaction, corporate reorganization, or other M&A transaction, so long as such third parties are under an obligation of confidentiality and non-use at least as protective as those set forth in these Terms; provided that the Receiving Party shall be responsible for any unauthorized disclosures of such Confidential Information by such third parties.

c. Compelled Disclosure. If Confidential Information is required by law to be disclosed by the Receiving Party, to defend or prosecute litigation, or to comply with governmental regulations, Receiving Party may disclose the Confidential Information in connection thereto provided that the Receiving Party gives the Disclosing Party prompt prior written notice of such legal requirement, such that the Disclosing Party has the opportunity to apply for confidential treatment of such Confidential Information, and reasonably cooperates therewith.

d. Return or Destroy. Upon the end of the Term (as defined in Section 18 below), the Receiving Party shall, if so requested by the Disclosing Party, promptly return to the Disclosing Party or destroy the originals and all copies of any Confidential Information (including all extracts, summaries and derivatives thereof) then in the Receiving Party’s possession or under the Receiving Party’s control. Notwithstanding the foregoing, the Receiving Party may retain one copy of such Confidential Information for legal archival purposes and need not destroy automatic backups of their computer systems made in the ordinary course of business. All retained Confidential Information will remain subject to the terms of this Section 17.

7 Master Terms and Conditions of Sale (Illumina Advantage Products)

e. Public Announcements. Neither Party shall make any public announcement concerning the transactions contemplated herein, or make any public statement that includes the name of the other Party or any of its Affiliates, or otherwise use the name of the other Party or any of its Affiliates in any public statement or public document without the prior written consent of the other Party, except and to the extent as may be required by law, regulation (including SEC regulation), or judicial order, in which case the Party required to make the public announcement or public statement shall use commercially reasonable efforts to obtain the approval of the other Party as to form, nature, and extent of the public announcement or public statement prior to issuing the same, unless reflective of prior public announcements previously agreed to regarding the general relationship between the parties.

f. Injunctive Relief. Each Party may suffer irreparable damage if its Confidential Information is used or disclosed to any third party in violation of this Section. In the event of any breach or threatened breach of this Section by the Receiving Party or any of its Permitted Recipients, the Disclosing Party may be entitled to equitable relief, including the granting of an injunction and specific performance, without proof of actual damages, in addition to all other remedies available to the Disclosing Party at law or in equity.

18.

Term. These Terms shall commence on the Effective Date and continue for a period of three (3) years thereafter (the “Term”). The Parties shall in good faith discuss their intent to renew or not renew these Terms at least [***] days prior to the end of the Term. Notwithstanding the foregoing, either Party may terminate these Terms (a) immediately by providing written notice upon the other Party’s bankruptcy that is not resolved or withdrawn within [***] days of its filing, or (b) by giving to the other Party [***] days’ prior written notice after the breach of any material provision of this Agreement by the other Party if the breach is not cured within [***] days after written notice is given to the Party in default. Expiration or early termination of these Terms shall not relieve either Party of any obligations that it may have incurred prior to expiration or early termination, and all covenants and agreements contained in these Terms, which by their terms or context are intended to survive, will continue in full force and effect.

19.	General.

a. Applicability of Terms and Conditions. These Terms exclusively govern the ordering, purchase, supply, and use of Product, and override any conflicting, amending, and/or additional terms contained in any purchase orders, invoices, order confirmations, or similar documents, all of which are hereby rejected and are null and void. Acceptance of a purchase order occurs when Seller provides an order confirmation. Seller’s failure to object to any such terms shall not constitute a waiver by Seller, nor constitute acceptance by Seller of such terms and conditions. Third party products may be subject to additional terms and conditions.

b. Order Changes/Cancellations. Orders for Products may not be changed or cancelled once placed, except as required in Section 9. Seller reserves the right to charge Purchaser up to [***]% of the purchase price of the canceled order for such Advantage Consumables, and Purchaser agrees to make payment on any and all invoices provided by Seller for such charges.

c. Governing Law. These Terms, their interpretation, and the performance of the Parties shall be governed by the laws of the State of California, U.S.A., without giving effect to its choice of law principles. Seller and Purchaser agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to these Terms, including any terms in the Documentation.

d. Dispute Resolution. The Parties will use reasonable efforts to settle all matters in dispute between them amicably. If a dispute or claim arises out of or is related to these Terms, or the breach, termination, or invalidity thereof, the Parties agree first to try in good faith to settle the dispute by escalation to senior management in their respective organizations before resorting to litigation. Any dispute or claim arising out of or in relation to Terms, or the breach, termination, or invalidity thereof, that cannot be so resolved shall be settled exclusively by a State or

8 Master Terms and Conditions of Sale (Illumina Advantage Products)

Certain information, as identified by [***], has been excluded from this agreement because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Federal court of competent jurisdiction located within San Diego County, California, U.S.A., including any appellate courts with jurisdiction over such courts, and each Party irrevocably submits to the exclusive jurisdiction and venue of any such court to resolve any such dispute or claim.

e. Representations and Warranties. Purchaser is not an authorized dealer, representative, reseller, or distributor of any of Seller’s, or Seller’s Affiliates’, products or services. Purchaser represents, and warrants that it (i) is not purchasing the Product on behalf of a third party, (ii) is not purchasing the Product in order to resell or distribute the Product to a third party, (iii) is not purchasing the Product in order to export the Product from the country in which Seller shipped the Product pursuant to the ship-to address designated by Purchaser at the time of ordering (“Ship-To Country”), and (iv) will not export the Product out of the Ship-To Country.

f. Remedies for Breach. In addition to any remedies specified elsewhere under these Terms, and any remedies available to a Party under law or in equity, in the event the other Party breaches these Terms, a Party may do any, all, or any combination of the following: (i) cease further shipments of Product, (ii) terminate the rights granted to Purchaser pursuant to Section 3 (Rights to Product Upon Purchase), (iii) terminate any remaining product warranty for the affected Product, (iv) require Purchaser to immediately pay any unpaid and undisputed invoices, or (v) place a final order to cover transition (which shall be fulfilled by Seller in accordance with these terms, to the extent supply is available for Purchaser), and terminate these Terms.

g. Future Products. Any future products and/or services (“Unreleased Products”) are subject to new part numbers, pricing, and specifications and the acquisition of Product hereunder is not in reliance on the availability of any Unreleased Products.

h. Seller Affiliates. Any actions or rights that may be performed or exercised by Seller may be performed or exercised by Seller itself or by any of its Affiliates. By way of non-limiting example, Seller’s Affiliates may carry out shipment, servicing, invoicing, and receipt of payment.

i. Force Majeure. Seller is not responsible for any failure to perform or delay attributable in whole or in part to any cause beyond its reasonable control, including but not limited to acts of God, fire, flood, tornado, earthquake, hurricane, lightning, government actions, actual or threatened acts of war, terrorism, civil disturbance or insurrection, sabotage, labor shortages or disputes, failure or delay in delivery by Seller’s suppliers or subcontractors, transportation difficulties, shortage of energy, raw materials or equipment, or Purchaser’s fault or negligence.

j. Notices. Any notice required or permitted shall be in writing and shall be deemed received (i) when delivered personally; (ii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid (or 10 days for international mail); or (iii) one day after deposit with a commercial express courier that provides written verification of receipt.

k. Seller Information. Seller may maintain and use a database of orders and account information pertaining to Purchaser for purposes of order processing, maintaining records, assisting with future orders of Purchaser, and compliance with applicable laws and regulations. Purchaser grants to Seller a non-exclusive, fully paid-up, royalty-free, worldwide, irrevocable, perpetual right and license, with the right to sublicense, to use and commercialize in any manner suggestions, ideas, or comments provided by Purchaser to Seller related to the manufacture, use or sale of the Products.

l. Export Compliance. The Products, any related technology, or information provided to Purchaser may be subject to restrictions and controls imposed by applicable laws, the United States Export Administration Act and the regulations thereunder (or the export regulations and laws of another country). Notwithstanding anything to the contrary in these Terms, Purchaser agrees not to use the Products in, or export or re-export the Products, any related technology, or information provided to Purchaser into, any country or to any person or entity, or in any manner, in violation of such controls or any other laws, rules, or regulations of any country, state, or jurisdiction.

9 Master Terms and Conditions of Sale (Illumina Advantage Products)

m. Healthcare Law Compliance. Purchaser acknowledges and agrees that as a healthcare company, Seller, and Seller’s Affiliates, may be required by applicable law and regulation (“Healthcare Laws”) to disclose the existence of these Terms, the terms of herein including financial terms, and the subject matter. Seller agrees it, and its Affiliates, will disclose, as determined in its reasonable discretion, the least amount of information as possible in order to comply with such Healthcare Laws.

n. Assignment. Neither Party may assign these Terms or any part of these Terms without the prior written consent of the other Party; provided, however: (a) either Party may assign these Terms to one of its Affiliates that is not a direct competitor of the other Party without such consent; and (b) either Party, without such consent, may assign these Terms in connection with the transfer, sale, or divestiture of substantially all of its business to which these Terms pertains or in the event of its merger or consolidation with another company that is not a direct competitor of the other Party. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any Party of its responsibility hereunder.

o. Miscellaneous. Except as expressly stated in these Terms, no right or license under any of Seller, or Seller’s affiliates, intellectual property rights is or are granted expressly, by implication, or by estoppel. All references to days mean calendar days unless specifically stated otherwise. Seller may cease performance (including cancellation of any order outstanding) immediately without liability to Purchaser if Purchaser becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors. These Terms represent the entire agreement between the Parties regarding the subject matter hereof and supersede all prior discussions, communications, agreements, and understandings of any kind between the Parties. No amendment to these terms or waiver of any right, condition, or breach will be effective unless made in a writing signed by both Parties. If any provision is held invalid or unenforceable, such provision shall be enforced to the maximum extent permissible so as to give effect to the intent of the Parties, and the remaining terms will continue in full force and effect. The failure of either Party to exercise any right granted herein or to require any performance of any term or the waiver by either Party of any breach shall not prevent a subsequent exercise or enforcement of, or be deemed a waiver of any subsequent breach of, the same or any other term. Nothing herein shall constitute or create a joint venture, partnership, or any other similar arrangement between the Parties. There are no third party beneficiaries to these Terms.

p. Counterparts; Transmission. These Terms may be executed and transmitted by DocuSign or via email in Portable Document Format (PDF), and in any number of counterparts, each of which will be deemed to be an original, and all of which taken together will constitute one agreement binding on both Parties.

IN WITNESS WHEREOF, the Parties have caused the execution of these Terms by their respective authorized representatives, effective as of the Effective Date.

ILLUMINA, INC.	ADAPTIVE BIOTECHNOLOGIES CORPORATION

By: /s/ David Daly	By: /s/ Chad Robins
Name: David Daly	Name: Chad Robins
Title: Sr. Vice President & General Manager	Title: CEO
Date: 5/28/19	Date: 5/29/2019
10 Master Terms and Conditions of Sale (Illumina Advantage Products)